Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in the Registration Statement and Prospectus of our report dated March 26, 2009 on the financial statements of GreenHaven Continuous Commodity Index Fund as of and for the years ended December 31, 2008 and 2007 and our report dated March 30, 2009 on the financial statements of GreenHaven Commodity Services, LLC as of and for the years ended December 31, 2008 and 2007. We consent to the use of the aforementioned reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”
/S/  GRANT THORNTON LLP

Atlanta, Georgia
March 31, 2009